EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors AutoNation, Inc.:
We consent to the use of our reports dated February 27, 2008, with respect to the consolidated balance sheets of AutoNation, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated by reference herein.
Our report on the aforementioned consolidated financial statements refers to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, effective January 1, 2007. Also, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment.
/s/ KPMG LLP
May 8, 2008
Fort Lauderdale, Florida
Certified Public Accountants